EXHIBIT 99.3

New Share Purchase Agreement

SHARE PURCHASE AGREEMENT, dated as of June 3, 2014 (this “Agreement”), by and among ELITE SHINE GROUP LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Seller”), and INTEGRATED GLOBAL POWER LIMITED of Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960, a company incorporated under the laws of Marshall Islands (together with any permitted transferee or assignee thereof under this Agreement, the “Purchaser”, together with the Seller, each a “Party” and collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, the Seller is the owner of 3,905,982 ordinary shares (equivalent to 216,999 ADSs, each ADS representing eighteen ordinary shares), par value US$0.0001 per share, (the “Shares”) of China Sunergy Co., Ltd, a Cayman Islands corporation (the “Company”); and

WHEREAS, the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to the Shares at the price of US$5.2 per ADS (the “Purchase Price”, calculated as of the average closing share price between March 1, 2014 and April 1, 2014, equivalent to US$ 0.2889 per ordinary share), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1. PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer and assign to the Purchaser, on the Closing Date (as defined below), all of the Seller’s right, interest and title in the Shares (including all dividends, distributions and other benefits attaching to the Shares) for the Purchase Price, which have been paid by the Purchaser to the Seller as at the date hereof.

1.2 The Closing.

(a) The closing of the purchase and sale of the Shares and the other transactions contemplated hereby (the “Closing”) shall take place fifteen (15) calendar days after the date of this Agreement, or such other prior date as may be agreed by all the Parties (the “Closing Date”).

(b) At the Closing:

(i) the Seller shall deliver, or cause to be delivered, to the Purchaser:

(A) the original stock certificates representing the Shares;

(B) a duly executed share transfer form from the Seller in respect of the Shares in favor of the Purchaser or its nominee (as the Purchaser may direct) in accordance with the articles of association of the Company;

(C) written resolutions duly passed by the board of directors of the Company which approve the transfer of the Shares and vote in favor of (1) the updating of the register of members of the Company to reflect the Purchaser or its nominee as the sole holder of the Shares and (2) the issue of a new share certificate in the name of the Purchaser or its nominee in respect of the Shares;

(D) a certified copy of the updated register of members of the Company reflecting the Purchaser or its nominee as the sole holder of the Shares;

(E) a new share certificate in the name of the Purchaser or its nominee in respect of the Shares; and

(F) all such other documents and instruments, if any, that are mutually determined by the Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement.

(ii) the Purchaser shall deliver, or cause to be delivered, to the Seller all documents and instruments, if any, that are mutually determined by such Seller and the Purchaser to be necessary to effectuate the transactions contemplated by this Agreement.

(c) Unless otherwise agreed by the Seller and the Purchaser, all actions at Closing are inter-dependent and will be deemed to take place simultaneously and no delivery will be deemed to have been made until all deliveries under this Agreement due to be made at Closing have been made. For the purpose of this Agreement, “Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong, or the Cayman Islands are authorized or required by law or other governmental action to close.

2. PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Seller, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

2.1 Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Seller) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2 No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by the Purchaser of its obligations hereunder.

2.3 Access. The Purchaser has and had access to such reports, statements and announcements publicly released or published by the Issuer as shall have been reasonably necessary for the Purchaser to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Purchaser has such knowledge and experience in financial and business matters as to enable the Purchaser to make an informed decision with respect to the Purchaser’s purchase of the Shares. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Shares pursuant to this Agreement. In connection with such purchase, the Purchaser is not relying on the Seller or any of its affiliates or representatives (including any act, representation or warranty by the Seller or any of its affiliates or representatives) in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Article III.

2.4 Status. The Purchaser hereby acknowledges that the Shares have not been registered pursuant to the U.S. Securities Act of 1933, as amended, and may not be transferred in the absence of such registration thereunder or an exemption therefrom, unless in a transaction not subject to the Securities Act. The Purchaser is either (i) not a U.S. Person (as defined in Rule 902 of Regulation S) or (ii) an “accredited investor” within the meaning in Rule 501 of Regulation D. Such Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Shares and can bear the economic risk of its investment in the Shares.

3. SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to the Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

3.1 Authority; Binding Effect. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due execution and delivery thereof by the Purchaser) constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.2 Ownership and Transfer. The Seller has valid title to the Shares, free and clear of all security interests, claims, liens, equities or other encumbrances (collectively, “Liens”). Upon transfer, assignment and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, the Purchaser will acquire good and marketable title to the Shares, free and clear of any and all Liens.

3.3 Litigation. There is no legal proceeding pending or, to the knowledge of the Seller, threatened against the Seller or to which the Seller is otherwise a party relating to this Agreement or the transactions contemplated hereby.

3.4 No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by the Seller of its obligations hereunder, or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement.

4. CONDITIONS PRECEDENT

4.1 The obligations of the Seller under Section 1.2(b)(i) hereof are subject to the following conditions: all of the representations and warranties of the Purchaser contained in Section 2 shall be true and correct in all material respects on and as of the date hereof and on the Closing Date.

4.2 The obligations of the Purchaser under Section 1.2(b)(ii) hereof are subject to the following conditions:

(a) All of the representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1 and 3.2 which shall be true and correct in all respects) on and as of the date hereof and on the Closing Date, and

(b) The Seller has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all material respects.

5. COVENANTS

5.1 Notification. Each party to this Agreement will notify the other party as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such party’s attention that any of such party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such party of any of its agreements contained in this Agreement or any failure by such party to comply with any of its obligations contained in this Agreement.

5.2 Purchaser’s Sale. The Purchaser shall obtain the Seller’s prior consent before it intends to resell more than 25%, individually or in aggregate, of the Shares during any Trading Window and to the extent permitted by the Company’s insider trading policies (the “Sale”). The Seller shall notify the Purchaser whether it consents to the Sale within two Business Days, and shall be deemed to consent to the Sale if it fails to indicate to the Purchaser its consent or objection within two Business Days. For the purpose of this Agreement, “Trading Window” means the period in any fiscal quarter of the Company commencing at the close of business on the second trading day following the date of the Company’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on January 1, April 1, July 1 and October 1.

5.5 SEC Filings. Each Party agrees, confirms and undertakes that promptly upon the signing of this Agreement and in any event within the time required by applicable law, such Party shall file a 13D, if necessary, to announce this Transaction.

6. MISCELLANEOUS

6.1 Further Assurances. The Seller and the Purchaser agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6.2 Expenses. Each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

6.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.4 Survival. All of the representations, warranties, covenants and agreements of the parties in this Agreement shall survive the Closing.

6.5 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.6 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

ELITE SHINE GROUP LIMITED

By:	/s/ LU Tingxiu
Name: LU Tingxiu
Title: Chairman

IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

INTEGRATED GLOBAL POWER LTD.

By:	/s/ CAI Zhifang
Name: CAI Zhifang
Title: Authorized Representative